                                                               Filed Pursuant to
                                                               Rule 424(b)(2) on
                                                      Registration No. 333-35270
PROSPECTUS SUPPLEMENT
(To prospectus dated April 20, 2000)

[LOGO]

Forest Oil Corporation

$65,000,000
8% SENIOR NOTES DUE 2008

INTEREST PAYABLE JUNE 15 AND DECEMBER 15

Issue Price: 99% plus accrued interest

This prospectus supplement relates to the offering by us of $65 million of additional notes under our existing indenture for our outstanding 8% Senior Notes due 2008. Prior to the completion of this offering, there were $200 million of our 8% Senior Notes due 2008 outstanding. The notes offered hereby will trade with the outstanding notes as a single class of notes.

The notes will mature on June 15, 2008. Interest is fixed at an annual rate of 8% and is payable on June 15 and December 15 of each year, beginning on December 15, 2001. We may redeem some or all of the notes at any time at the principal amount thereof, plus accrued interest, plus the applicable make-whole premium. The redemption price is described beginning on page S-13. If we sell all or substantially all of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be unsecured and will rank equally with all of our existing and future senior debt and will rank senior to all of our existing and future subordinated debt.

See "Risk Factors" beginning on page S-8 for a discussion of certain risks that you should consider in connection with an investment in the notes.

                            ------------------------

                                                                              Underwriting   Proceeds To Us,
                                                   Public Offering Price(1)     Discount     Before Expenses
                                                   ------------------------   ------------   ---------------
Per Note.........................................        99.00%                 1.15%           97.85%
Total............................................         $64,350,000           $750,000       $63,600,000

------------------------

(1) Plus accrued interest from June 21, 2001.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book entry form through The Depository Trust Company on or about October 17, 2001.

                            ------------------------

                                    JPMorgan

The date of this prospectus supplement is October 11, 2001

    In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with any other information. If you receive other information, you should not rely on it. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement, which shall be deemed to modify and supercede the prospectus to the extent inconsistent. We and the underwriter are offering to sell the notes only in places where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                            ------------------------

                               TABLE OF CONTENTS

                                         Page
                                       --------
Prospectus Supplement

Summary..............................       S-3

Risk Factors.........................       S-8

Ratios of Earnings to Fixed
  Charges............................       S-9

Use of Proceeds......................       S-9

Capitalization.......................      S-10

Business.............................      S-10

Description of the Notes.............      S-11

Underwriting.........................      S-56

Certain United States Federal Tax
  Consequences.......................      S-57

Legal Matters........................      S-61

Experts..............................      S-61

Where You Can Find More
  Information........................      S-61

                                         Page
                                       --------

Prospectus

About This Prospectus................         2

Where You Can Find More
  Information........................         2

Cautionary Statement About Forward-
  Looking Statements.................         4

The Company..........................         5

Use of Proceeds......................         5

Ratio of Earnings to Fixed Charges...         5

Description of Debt Securities.......         5

Description of Capital Stock.........        11

Description of Securities Warrants...        15

Plan of Distribution.................        16

Legal Matters........................        17

Experts..............................        17

    The notes are not offered to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses (or in other circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995), and this prospectus supplement and the accompanying prospectus may only be issued or passed on to persons in the United Kingdom if these persons are of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or if these persons are persons to whom this prospectus supplement and the accompanying prospectus may otherwise lawfully be issued or passed on.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE AND TO WHICH WE REFER YOU BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS." IN ADDITION, CERTAIN STATEMENTS INCLUDE FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. SEE "FORWARD-LOOKING STATEMENTS." UNLESS THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OTHERWISE INDICATES OR THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "OUR," "US," "FOREST" OR THE "COMPANY" AS USED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS REFER TO FOREST OIL CORPORATION AND ITS SUBSIDIARIES AND "UNDERWRITER" REFERS TO THE FIRM LISTED ON THE COVER OF THIS PROSPECTUS SUPPLEMENT.

                                  Our Company

    We are an independent oil and gas company engaged in the exploration, development, acquisition, production and marketing of natural gas and liquids. We were incorporated in New York in 1924, the successor to a company formed in 1916, and have been a publicly held company since 1969. At March 1, 2001, The Anschutz Corporation, a private Denver-based corporation, owned approximately 31% of our outstanding common stock. We operate from production offices located in Lafayette and Metairie, Louisiana; Denver, Colorado; Anchorage, Alaska; and Calgary, Alberta and operate our international business (other than Canada) from an office located in Houston, Texas. Our principal executive offices are located in Denver, Colorado. On June 30, 2001 we employed 491 employees, of whom 340 were salaried and 151 were hourly. See "Business" for a more detailed description of our Company.

                                  The Offering

    THE NOTES THAT WE ARE OFFERING HEREBY WILL BE IDENTICAL TO OUR OUTSTANDING 8% SENIOR NOTES DUE 2008. THE NOTES WILL EVIDENCE THE SAME DEBT AS THE OUTSTANDING NOTES, AND THE SAME INDENTURE WILL GOVERN THE NOTES AND THE OUTSTANDING NOTES. SEE "DESCRIPTION OF THE NOTES" FOR A DISCUSSION OF THE INDENTURE. THE NOTES OFFERED HEREBY WILL TRADE WITH THE OUTSTANDING NOTES AS A SINGLE CLASS OF NOTES.

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THE NOTES AND IS NOT INTENDED TO BE COMPLETE. IT DOES NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE NOTES, PLEASE REFER TO THE SECTION OF THIS DOCUMENT ENTITLED "DESCRIPTION OF THE NOTES."

Issuer.................................  Forest Oil Corporation.

Securities.............................  $65 million aggregate principal amount of 8% Senior Notes due 2008.

Maturity...............................  June 15, 2008.

Interest...............................  Interest on the notes will be payable semi-annually on
                                         June 15 and December 15 of each year, commencing on
                                         December 15, 2001. The notes will accrue interest from
                                         June 21, 2001.

Sinking Fund...........................  None.

Optional Redemption....................  The notes will be redeemable at our option, in whole or in part, at any time at the principal amount thereof, plus
                                         accrued interest, plus the applicable make-whole premium.

Ranking................................  The notes will be general unsecured senior obligations of
                                         Forest, which will be equal in right of payment with all
                                         of our existing and future senior debt, and senior in
                                         right of payment to all of our existing and future
                                         subordinated debt. The notes will effectively rank behind
                                         all of our secured obligations to the extent of the value
                                         of the assets securing those obligations. The indenture
                                         governing the notes permits us to incur additional debt.

Specified Covenants....................  We will issue the notes under our existing indenture with
                                         State Street Bank and Trust Company, as trustee. The
                                         indenture will, among other things, limit our ability and
                                         the ability of our subsidiaries to:

                                             - incur additional debt;

                                             - pay dividends on stock, redeem stock or redeem
                                               subordinated debt;

                                             - make investments;

                                             - create liens on our assets;

                                             - sell assets;

                                             - sell capital stock of subsidiaries;

                                             - guarantee other indebtedness;

                                             - enter into agreements that restrict dividends from
                                               subsidiaries;

                                             - merge or consolidate; and

                                             - enter into transactions with affiliates.

                                         The indenture will provide that most of these covenants
                                         will terminate if:

                                             - at least one rating agency assigns the notes an
                                             investment grade rating; and

                                             - our bank credit facilities are no longer secured.

Mandatory Offers to Purchase...........  Upon the occurrence of a change of control, holders of the notes will have the right to require us to repurchase all
                                         or a portion of the notes at a price equal to 101% of the
                                         principal amount, together with any accrued and unpaid
                                         interest, if any, to the date of purchase. In connection
                                         with certain asset dispositions, we will be required to
                                         use the proceeds of the asset dispositions to make an
                                         offer to purchase the notes at 100% of the principal
                                         amount, together with accrued and unpaid interest, if any, to the date of purchase.

Use of Proceeds........................  We intend to apply all of the net proceeds from this offering initially to repay indebtedness under our U.S.
                                         credit facility. We expect to make additional borrowings
                                         under our U.S. credit facility to repurchase a portion of
                                         our subordinated indebtedness, including 8 3/4% senior
                                         subordinated notes of our subsidiary, Canadian Forest Oil
                                         Ltd.

No Listing.............................  We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation
                                         system.

                                  Risk Factors

    Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus supplement and the accompanying prospectus, including information in documents incorporated by reference, prior to investing in the notes. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page S-8 of this prospectus supplement, including those incorporated by reference to Forest's Annual Report on Form 10-K for the year ended
December 31, 2000.

                           Forward-Looking Statements

    The information in this prospectus supplement and the accompanying prospectus, including information in documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical or present facts, that address activities, events, outcomes and other matters that Forest plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and the accompanying prospectus, including those incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC.

    Forward-looking statements appear in a number of places and include statements with respect to, among other things:

    - estimates of our future natural gas and liquids production, including estimates of any increases in oil and gas production;

    - planned capital expenditures and availability of capital resources to fund capital expenditures;

    - our outlook on oil and gas prices;

    - estimates of our oil and gas reserves;

    - the impact of political and regulatory developments;

    - our future financial condition or results of operations and our future revenues and expenses; and

    - our business strategy and other plans and objectives for future operations.

    We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and the other risks described in our 2000 Form 10-K. The financial results of our foreign operations are also subject to currency exchange rate risks.

    Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by geological engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, these revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

    Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement or the accompanying prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

    All forward-looking statements attributable to Forest are expressly qualified in their entirety by this cautionary statement.

                      Ratios of Earnings to Fixed Charges

    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings (loss) before minority interests in consolidated subsidiaries, income taxes, extraordinary items, amortization of capitalized interest, net equity in undistributed earnings of subsidiaries and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and that portion of rental cost equivalent to interest (estimated to be one-third of rental cost).

                                                   Six Months                    Years Ended December 31,
                                                     Ended        -------------------------------------------------------
                                                 June 30, 2001      2000       1999       1998          1997       1996
                                                 --------------   --------   --------   --------      --------   --------
Ratio of earnings to fixed charges.............       8.8           3.0        1.4        *             1.3        1.3

------------------------

* The earnings for the year ended December 31, 1998 were inadequate to cover fixed charges. The coverage deficiency was $224,316,000.
                            ------------------------

    Forest Oil Corporation is a New York corporation. Our principal executive offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202, and our telephone number at that address is (303) 812-1400.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AS WELL AS OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE AND THOSE TO WHICH WE HAVE REFERRED YOU BEFORE MAKING AN INVESTMENT DECISION. IN ADDITION, YOU SHOULD READ THE RISK FACTORS BEGINNING ON PAGE 10 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED HEREIN BY REFERENCE.

Risks Relating to the Notes

    FOLLOWING THIS OFFERING, WE COULD INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    As of June 30, 2001, we had approximately $558 million in outstanding indebtedness. Following this offering, we will be permitted to incur additional indebtedness, provided we meet certain requirements both in the indenture governing the notes and our other indentures and credit agreements. Our level of indebtedness could have important consequences on our operations, including:

    - making it more difficult for us to satisfy our obligations under the notes or other debt and, if we fail to comply with the requirements of any of our debt, could result in an event of default;

    - requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

    - limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - detracting from our ability to withstand successfully a downturn in our business or the economy generally; and

    - placing us at a competitive disadvantage against other less leveraged competitors.

    The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

    WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

    Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, certain events that would constitute a "change of control" (as defined in the indenture) would constitute an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indenture.

    The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

    YOU MAY BE UNABLE TO SELL THE NOTES OR TO SELL THE NOTES AT A PRICE THAT YOU DEEM SUFFICIENT.

    Although we have registered the notes under the Securities Act, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, the underwriter has advised us that it intends to make a market in the notes after this offer as permitted by applicable laws and regulations; however, the underwriter is not obligated to make a market in the notes, and it may discontinue its market-making activities at any time without notice. Therefore, we cannot assure you that there will be an active market for the notes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings (loss) before minority interests in consolidated subsidiaries, income taxes, extraordinary items, amortization of capitalized interest, net equity in undistributed earnings of subsidiaries and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and that portion of rental cost equivalent to interest (estimated to be one-third of rental cost).

                                                   Six Months                    Years Ended December 31,
                                                     Ended        -------------------------------------------------------
                                                 June 30, 2001      2000       1999       1998          1997       1996
                                                 --------------   --------   --------   --------      --------   --------
Ratio of earnings to fixed charges.............       8.8           3.0        1.4        *             1.3        1.3

------------------------

* The earnings for the year ended December 31, 1998 were inadequate to cover fixed charges. The coverage deficiency was $224,316,000.

                                USE OF PROCEEDS

    We estimate that the proceeds from this offering will be approximately
$63.6 million, after deducting fees and estimated expenses and excluding accrued interest. We intend to apply all of the net proceeds from this offering initially to repay indebtedness under our U.S. credit facility. Our U.S. bank credit facility matures on October 10, 2005; as of October 15, 2001, the weighted average interest rate on that facility was 3.73% per year. We expect to make additional borrowings under our U.S. credit facility to repurchase a portion of our subordinated indebtedness, including 8 3/4% senior subordinated notes of our subsidiary, Canadian Forest Oil Ltd.

                                 CAPITALIZATION

    The following table sets forth the capitalization as of June 30, 2001 for Forest, actual and as adjusted to reflect the issuance of the notes offered hereby and the application of the net proceeds as described in "Use of Proceeds."

                                                                     June 30, 2001
                                                              ----------------------------
                                                                Actual      As Adjusted(1)
                                                              -----------   --------------
                                                                      (unaudited)
                                                                     (in thousands)
Long-term debt:
  U.S. Credit Facility......................................  $  108,000          44,450
  Canadian Credit Facility..................................          --              --
  8% Senior Notes offered hereby............................          --          64,350
  Outstanding 8% Senior Notes...............................     200,000         200,000
  8 3/4% Senior Subordinated Notes..........................     153,767         153,767
  10 1/2% Senior Subordinated Notes.........................      96,245          96,245
                                                              ----------       ---------
Total long-term debt........................................     558,012         558,812

Shareholders' equity:
  Common stock, par value $.10 per share, 48,809,684 shares
    issued(2)...............................................       4,881           4,881
  Capital surplus...........................................   1,150,298       1,150,298
  Accumulated deficit.......................................    (137,693)       (137,693)
  Accumulated other comprehensive loss......................     (10,615)        (10,615)
  Treasury stock, at cost, 438,693 shares...................     (13,015)        (13,015)
                                                              ----------       ---------
    Total shareholders' equity..............................     993,856         993,856
                                                              ----------       ---------
Total capitalization........................................  $1,551,868       1,552,668
                                                              ==========       =========

------------------------

(1) Reflects the issuance of $65 million principal amount of 8% Senior Notes and the use of the net proceeds to reduce outstanding indebtedness under our U.S. credit facility. We expect to make additional borrowings under our U.S. credit facility to repurchase a portion of our subordinated indebtedness, including 8 3/4% senior subordinated notes of our subsidiary, Canadian Forest Oil Ltd.

(2) Does not include a total of 3,248,180 shares reserved for issuance upon exercise of outstanding stock options.

                                    BUSINESS

    We are an independent oil and gas company engaged in the exploration, development, acquisition, production and marketing of natural gas and liquids. We were incorporated in New York in 1924, the successor to a company formed in 1916, and have been a publicly held company since 1969. At March 1, 2001, The Anschutz Corporation, a private Denver-based corporation, owned approximately 31% of our outstanding common stock. We operate from production offices located in Lafayette and Metairie, Louisiana; Denver, Colorado; Anchorage, Alaska; and Calgary, Alberta and operate our international business (other than Canada) from an office located in Houston, Texas. Our principal executive offices are located in Denver, Colorado. On June 30, 2001 we employed 491 employees, of whom 340 were salaried and 151 were hourly.

    Additional information concerning Forest is included in the reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

                            DESCRIPTION OF THE NOTES

    We will issue the notes under our existing indenture (the "Indenture") between us and State Street Bank and Trust Company, as trustee (the "Trustee"). This is the same Indenture pursuant to which we issued the outstanding 8% Senior Notes due 2008. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act"). The notes offered hereby have the same terms as the outstanding notes and will trade with the outstanding notes as a single class of notes. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these notes. The Indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus supplement is a part. The following description of the notes supplements, and, to the extent inconsistent therewith, supercedes, the description of the general terms and provisions of Debt Securities contained in the section "Description of Debt Securities" in the accompanying prospectus.

    You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Company," "we" and "us" refer only to Forest Oil Corporation and not to its subsidiaries. References in this section to the "notes" or the "Notes" refer to both the notes offered hereby and the outstanding 8% Senior Notes due 2008.

    Holders of the notes offered hereby will vote together with holders of the outstanding 8% Senior Notes due 2008 for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes will be aggregated with the notes offered hereby, and the holders of such outstanding notes and the notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after this offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the notes offered hereby that are outstanding at that time.

Principal, Maturity and Interest

    The Notes:

    - will be general unsecured senior obligations of the Company;

    - issued in this offering will be in an aggregate principal amount of $65.0 million;

    - may be issued in an unlimited principal amount, subject to compliance with the provisions of the indenture described below under "Limitation on Indebtedness";

    - will mature on June 15, 2008;

    - will be issued in denominations of $1,000 and integral multiples of $1,000;

    - will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see "Book Entry; Delivery and Form");

    - will rank equally in right of payment with all existing and future Senior Indebtedness of the Company; and

    - will be senior in right of payment to any existing and future Subordinated Indebtedness of the Company.

    Interest on the Notes:

    - will accrue at the rate of 8% per annum;

    - will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2001;

    - will be payable to the holders of record on the June 1 or December 1 immediately preceding the related interest payment date;

    - will accrue from June 21, 2001 for the first interest payment date and from the most recent interest payment date for each interest payment date thereafter; and

    - will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    We will pay principal, premium, if any, and interest on the Notes and the Notes will be transferable, at the office or agency designated by the Company within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, we may pay interest, at our option, by check mailed to the registered holders of the Notes at their registered addresses as set forth in the Note Register. No service charge will be made for any transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

Subsidiary Guarantees

    Under the circumstances described below under "--Certain Covenants--Future Subsidiary Guarantors," one or more Subsidiary Guarantors will jointly and severally guarantee the Company's payment obligations under the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will be an unsecured senior obligation of such Subsidiary Guarantor.

    Certain mergers, consolidations and dispositions of Property may result in the addition of additional Subsidiary Guarantors or the release of Subsidiary Guarantors. See "--Merger, Consolidation and Sale of Substantially All Assets." Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee upon execution and delivery of a supplementary indenture satisfactory to the Trustee.

    Each of the Company and any Subsidiary Guarantor will agree to contribute to any Subsidiary Guarantor which makes payments pursuant to its Subsidiary Guarantee, as applicable, an amount equal to the Company's or such Subsidiary Guarantor's proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

Optional Redemption

    The Notes will be redeemable, at the Company's option, at any time in whole, or from time to time in part, at a price equal to the greater of:

    - 100% of the principal amount of the Notes to be redeemed; or

    - the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve
      30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the date of redemption.

    Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

    For purposes of determining the optional redemption price, the following definitions are applicable:

    "TREASURY YIELD" means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

    "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the Notes.

    "INDEPENDENT INVESTMENT BANKER" means J.P. Morgan Securities Inc. (and its successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

    "COMPARABLE TREASURY PRICE" means, with respect to any redemption date,
(a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

    "REFERENCE TREASURY DEALER" means (i) J.P. Morgan Securities Inc. and its successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

    "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Sinking Fund

    There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders upon a Change of Control

    If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment equal to 101% of the principal amount of the Notes repurchased. The Company will also pay Holders of Notes being redeemed accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating, among other things:

    - that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Notes (or portions thereof) properly tendered will be accepted for payment;

    - the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no fewer than 30 days nor more than 60 days from the date the Company mails such notice (the "Change of Control Payment Date");

    - that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

    - that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

    - a description of the transaction or transactions constituting the Change of Control;

    - the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and

    - all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer.

Prior to the mailing of the notice to Holders of Notes described above, but in any event within 30 days following any Change of Control, the Company covenants to:

    (1) repay or cause to be repaid in full all Indebtedness of the Company and any Subsidiary Guarantor that would prohibit the repurchase of the Notes pursuant to such Change of Control Offer; or

    (2) obtain any requisite consents under instruments governing any such Indebtedness of the Company and any Subsidiary Guarantor to permit the repurchase of the Notes.

The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Notes pursuant to this "Repurchase at the Option of Holders Upon a Change of Control" covenant.

    If the Company is unable to repay or cause to be repaid all Indebtedness that would prohibit the repurchase of the Notes or is unable to obtain the consents of the holders of Indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of the Notes validly tendered, or if the Company for any other reason fails to commence the Change of Control Offer when required to do so by the terms of this covenant, then the Company will have breached such covenant. This failure to commence the Change of Control Offer will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amounts of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default under the Indenture without any waiting period or notice requirements. Such Event of Default would, in turn, constitute a default under the existing Bank Credit Facilities and may constitute a default under the terms of any other Indebtedness of the Company or any Subsidiary Guarantor then outstanding.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

    The Company's obligation to repurchase the Notes upon a Change of Control will be guaranteed on an unsecured senior basis, to the extent any Restricted Subsidiary becomes a Subsidiary Guarantor, by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee.

    If a Change of Control were to occur, there can be no assurance that the Company and the Subsidiary Guarantors, if any, would have sufficient financial resources, or would be able to arrange financing and pay the purchase price for all Notes tendered by the Holders thereof. The provisions under the Indenture related to the Company's obligations to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party (including any Subsidiary of the Company) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    A "Change of Control" shall be deemed to occur if:

    (1) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of all classes of the Voting Stock of the Company outstanding or subject to currently exercisable warrants or options to acquire such Voting Stock;

    (2) the sale, lease, conveyance or transfer of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole (other than to any Wholly Owned Subsidiary) shall have occurred;

    (3) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

    (4) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction (for the purposes of this clause (4), the holders of the Voting Stock immediately prior to such transaction shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if the holders of the Voting Stock immediately prior to such transaction are the beneficial owners (as defined in clause 1 above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent corporation); or

    (5) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

    The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" the Company's and its Restricted Subsidiaries' assets taken as a whole. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of less than all the assets of the Company and its Restricted Subsidiaries taken as a whole may be uncertain.

    Except as described above with respect to a Change of Control, the Indenture does not contain any other provision that permits the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

Certain Covenants

    COVENANT TERMINATION. In the event that at any time (a) the rating assigned to the Notes by either S&P or Moody's is at least an Investment Grade Rating,
(b) the obligations under the Bank Credit Facilities cease to be secured and
(c) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under "Limitation On Indebtedness," "Limitation On Restricted Payments," "Limitation On Issuance And Sale of Capital Stock of Restricted Subsidiaries," "Limitation On Asset Sales," "Limitation On Restrictions On Distributions From Restricted Subsidiaries" and "Future Subsidiary Guarantors." In addition, the Company will no longer be subject to the financial tests set forth in clauses (6) and (7) of the provisions of the Indenture described below under "Merger, Consolidation and Sale of Substantially All Assets." However, the Company will remain subject to the provisions of the Indenture described below under "Limitation on Liens" and "Restricted and Unrestricted Subsidiaries" and the provisions of the Indenture described above under "Repurchase at the Option of Holders Upon a Change of Control."

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, no Default or Event of Default would occur as a consequence of, or be continuing following, such Incurrence and application and either:

     (1) the Consolidated Interest Coverage Ratio would exceed 2.5 to 1.0; or

     (2) such Indebtedness is Permitted Indebtedness.

    "PERMITTED INDEBTEDNESS" means any and all of the following:

     (1) Indebtedness arising under the Indenture with respect to the Notes issued on the Issue Date and any Subsidiary Guarantees relating thereto;

     (2) Indebtedness under Bank Credit Facilities, PROVIDED that the aggregate principal amount of all Indebtedness under Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred under Bank Credit Facilities, at any one time outstanding does not exceed the greater of:

    - $600.0 million, which amount shall be permanently reduced by the amount of Net Available Cash from Asset Sales used to permanently repay Indebtedness under Bank Credit Facilities and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the provisions of the Indenture described under "--Limitation on Asset Sales;" and

    - an amount equal to the sum of (a) $150.0 million and (b) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

     (3) Indebtedness to the Company or any Restricted Subsidiary by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Restricted Subsidiaries (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

     (4) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

     (5) Indebtedness under Permitted Hedging Agreements;

     (6) in-kind obligations relating to oil or gas balancing positions arising in the ordinary course of business;

     (7) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (1) through (6) above;

     (8) Non-recourse Purchase Money Indebtedness;

     (9) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph (excluding any Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph), PROVIDED that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (9), together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (9), at any one time outstanding does not exceed $75.0 million;

    (10) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (a) Indebtedness referred to in clauses (1), (2), (7),
(8) and (9) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (10)) and (b) Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph, PROVIDED that, in the case of each of the foregoing clauses (a) and (b), such Indebtedness is Permitted Refinancing Indebtedness; and

    (11) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property.

    For purposes of determining compliance with the foregoing covenant:

    - in the event that an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) could be Incurred pursuant to more than one of the above provisions, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in (and to have Incurred such Indebtedness pursuant to) one of the above clauses; and

    - an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) may for this purpose be divided into more than one of the types of Indebtedness described above.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Lien on or with respect to any Property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired thereafter, or any interest therein or any income or profits therefrom, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company and its Restricted Subsidiaries may enter into, create, incur, assume or suffer to exist Permitted Liens.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted
Payment:

    (1) any Default or Event of Default would have occurred and be continuing;

    (2) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;" or

    (3) the aggregate amount expended or declared for all Restricted Payments from September 30, 2000 would exceed the sum (without duplication) of the following:

        (a) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis commencing on the last day of the fiscal quarter immediately preceding September 30, 2000 and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

        (b) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company on or after September 30, 2000 from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or any options, warrants, or rights to purchase Capital Stock of the Company, plus

        (c) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) on or after September 30, 2000, plus

        (d) the aggregate net cash proceeds received by the Company from the issuance or sale (other than to any Subsidiary of the Company) on or after September 30, 2000 of convertible Indebtedness that has been converted into or exchanged for Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange or received by the Company from any such conversion or exchange of convertible Indebtedness issued or sold (other than to any Subsidiary of the Company) prior to September 30, 2000, plus

        (e) to the extent not otherwise included in the Company's Consolidated Net Income, an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to September 30, 2000 in any Person resulting from (i) payments of interest on debt, dividends, repayments of loans or advances or other transfers or distributions of Property, in each case to the Company or any Restricted Subsidiary from any Person other than the Company or a Restricted Subsidiary, and in an amount not to exceed the book value of such Investments previously made in such Person that were treated as Restricted Payments, or (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and in an amount not to exceed the lesser of (x) the book value of all Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments and (y) the Fair Market Value of such Unrestricted Subsidiary, plus

        (f)  $25.0 million.

As of June 30, 2001, the Company had total availability to make Restricted Payments under clause (3) above of approximately $135.4 million.

    The limitations set forth in the preceding paragraph will not prevent the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (1) below under which the payment of a dividend is permitted):

    (1) the payment of any dividend on Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with the preceding paragraph;

    (2) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any current or former officers, directors, or employees of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Company's Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying United States or Canadian Federal income tax obligations; PROVIDED, HOWEVER, that the aggregate amount of such repurchases, redemptions, acquisitions and retirements shall not exceed the sum of (a) $10.0 million in any twelve-month period and (b) the aggregate net proceeds, if any, received by the Company during such twelve-month period from any issuance of such Capital Stock pursuant to such agreements or plans;

    (3) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

    (4) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness (other than Redeemable Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

    (5) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent Incurrence (other than a sale to a Subsidiary of the Company) of Subordinated Indebtedness so long as such new Indebtedness is Permitted Refinancing Indebtedness and (a) has an Average Life that is longer than the Average Life of the Notes and (b) has a Stated Maturity for its final scheduled principal payment that is more than one year after the Stated Maturity of the final scheduled principal payment of the Notes;

    (6) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness that is either (a) existing on the Issue Date or (b) issued after the Issue Date in exchange for, or for aggregate net cash proceeds used to repurchase, redeem, legally defease or otherwise acquire or retire for value, Subordinated Indebtedness existing on the Issue Date; PROVIDED, HOWEVER, that the aggregate principal amount of such Subordinated Indebtedness issued after the Issue Date shall not exceed the aggregate principal amount of the Subordinated Indebtedness existing on the Issue Date so exchanged, repurchased, redeemed, legally defeased or otherwise acquired or retired for value; and

    (7) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the net cash proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (7).

    The actions described in clauses (1) and (2) of this paragraph shall be included in the calculation of the amount of Restricted Payments. The actions described in clauses (3), (4), (5), (6) and (7) of this paragraph shall be excluded in the calculation of the amount of Restricted Payments, PROVIDED that the net cash proceeds from any issuance or sale of Capital Stock of the Company pursuant to such clauses (3), (4) or (7) shall be excluded from any calculations pursuant to clauses (b) or (c) under the immediately preceding paragraph.

    LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES. The Company will not (a) permit any Restricted Subsidiary to issue any Capital Stock or Redeemable Stock other than to the Company or one of its Wholly Owned Subsidiaries or (b) permit any Person other than the Company or a Wholly Owned Subsidiary to own any Capital Stock or Redeemable Stock of any other Restricted Subsidiary (other than directors' qualifying shares), except, in each case, for:

    (1) the sale of the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by the Company or any other Restricted Subsidiary effected in accordance with the provisions of the Indenture described under "--Limitation on Asset Sales;"

    (2) the issuance of Capital Stock or Redeemable Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary; and

    (3) the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary, or transfers thereof;

PROVIDED, that any sale or issuance of Capital Stock of a Restricted Subsidiary shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Restricted Subsidiary owned directly and indirectly by the Company is reduced as a result of such sale or issuance; PROVIDED, FURTHER that if a Person whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then the Fair Market Value of Capital Stock of such Person retained by the Company and the other Restricted Subsidiaries shall be treated as an Investment for purposes of the provisions of the Indenture described under "--Limitation on Restricted Payments." In the event of the consummation of a sale of all the Capital Stock of a Restricted Subsidiary pursuant to the foregoing clause (1) and the execution and delivery of a supplemental indenture in form satisfactory to the Trustee, any such Restricted Subsidiary that is also a Subsidiary Guarantor shall be released from all its obligations under its Subsidiary Guaranty.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

     (2) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Restricted Subsidiary that made such Asset Sale (other than liabilities of any Subsidiary Guarantor that are by their terms subordinated to such

Subsidiary Guarantor's Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities ("Permitted Consideration"); PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such Property other than Permitted Consideration received from Asset Sales and held by the Company and the Restricted Subsidiaries at any one time shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets.

    The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company, such Restricted Subsidiary or another Restricted Subsidiary, to the extent the Company elects (or is required by the terms of any Pari Passu Indebtedness of the Company or a Restricted Subsidiary), to:

     (1) prepay, repay or purchase Pari Passu Indebtedness of the Company or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company);

     (2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

     (3) purchase Notes or purchase both Notes and one or more series or issues of other Pari Passu Indebtedness on a pro rata basis (excluding Notes and Pari Passu Indebtedness owned by the Company or an Affiliate of the Company).

    Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50.0 million, an offer to purchase Notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") must be made by the Company at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Indebtedness Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the Notes and such Pari Passu Indebtedness, and the aggregate principal amount of Notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and PROVIDED that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

    Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the Notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

    - that the Company is offering to purchase Notes pursuant to the provisions of the Indenture;

    - that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

    - that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

    - the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date");

    - the aggregate principal amount of Notes to be purchased;

    - a description of the procedure which Holders of Notes must follow in order to tender their Notes and the procedures that Holders of Notes must follow in order to withdraw an election to tender their Notes for payment; and

    - all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Prepayment Offer.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary), unless:

     (1) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

     (2) with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of:

        (a) $5.0 million but less than $10.0 million, an officer of the Company certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by an Officer's Certificate delivered to the Trustee;

        (b) $10.0 million but less than $50.0 million, the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee; or

        (c)  $50.0 million,

       - the Company receives from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary; and

       - the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

    The limitations of the preceding paragraph do not apply to:

     (1) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries;

     (2) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's charter, bylaws and applicable statutory provisions;

     (3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

     (4) loans made:

    - to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or by a duly authorized officer) of the Company, the proceeds of which are used solely to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options; or

    - to refinance loans, together with accrued interest thereon, made pursuant to this clause (4);

     (5) advances and loans to officers, directors and employees of the Company or any Subsidiary, PROVIDED such loans and advances (excluding loans or advances made pursuant to the preceding clause (4)) do not exceed $10.0 million at any one time outstanding;

     (6) any Restricted Payment permitted to be paid pursuant to the provisions of the Indenture described under "--Limitations on Restricted Payments;"

     (7) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, PROVIDED that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary); or

     (8) any transaction or series of transactions pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries in effect on the Issue Date.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to:

     (1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary;

     (2) make loans or advances to the Company or any other Restricted Subsidiary; or

     (3) transfer any of its Property to the Company or any other Restricted Subsidiary.

    Such limitation will not apply:

        (a) with respect to clauses (1), (2) and (3), to encumbrances and restrictions:

             i. in Bank Credit Facilities and other agreements and instruments, in each case as in effect on the Issue Date;

            ii. relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in anticipation of or in connection with the transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary; or

            iii. which result from the renewal, refinancing, extension or amendment of an agreement that is the subject of clause (a)(i) or
       (ii) above or clause (b)(i) or (ii) below,

PROVIDED that such encumbrance or restriction is not materially less favorable to the Holders of Notes than those under or pursuant to the agreement so renewed, refinanced, extended or amended; and

        (b) with respect to clause (3) only, to:

             i. any restriction on the sale, transfer or other disposition of Property relating to Indebtedness that is permitted to be Incurred and secured under the provisions of the Indenture described under "--Limitation on Indebtedness" and "--Limitation on Liens;"

            ii. any encumbrance or restriction applicable to Property at the time it is acquired by the Company or a Restricted Subsidiary, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition;

            iii. customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; and

            iv. customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

    FUTURE SUBSIDIARY GUARANTORS. The Company shall cause each Domestic Restricted Subsidiary having an aggregate of $25.0 million or more of Indebtedness and Preferred Stock outstanding at any time to promptly execute and deliver to the Trustee a Subsidiary Guarantee. In addition, any Restricted Subsidiary that Guarantees Indebtedness of the Company will be required to execute and deliver to the Trustee a Subsidiary Guarantee.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES. Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Domestic Subsidiary or a Canadian Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if:

     (1) such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary;

     (2) such Subsidiary does not at such time have any Indebtedness or other obligations which, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary; and

     (3) (a) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary;

        (b) the Subsidiary to be so designated has total assets of $1,000 or less; or

        (c) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company's direct and indirect ownership interest in such Subsidiary and such Restricted Payment would be permitted to be made at the time of such designation under the provisions of the Indenture described under "--Limitation on Restricted Payments."

Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;" and no Default or Event of Default would occur or be continuing.

Merger, Consolidation and Sale of Substantially All Assets

    The Company shall not consolidate with or merge with or into any Person, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, unless:

    (1) the resulting, surviving or transferee person (the "Successor Company") shall be a Person organized or existing under the laws of:

    - the United States of America, any State thereof or the District of Columbia; or

    - Canada or any province thereof;

    (2) a supplemental indenture is executed and delivered to the Trustee, in form satisfactory to the Trustee, by the Successor Company expressly assuming, if the Successor Company is not the Company, the obligations of the Company to pay the principal of and interest on the Notes and to perform all the covenants of the Company under the Indenture (in which case the Successor Company shall be considered the issuer of the Notes);

    (3) each Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture, in form satisfactory to the Trustee, confirming the obligation of such Subsidiary Guarantor to pay the principal of and interest on the Notes pursuant to such Subsidiary Guarantor's Subsidiary Guarantee;

    (4) in the case of a conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, such Property shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person;

    (5) immediately after giving effect to such transaction (and treating, for purposes of this clause (5) and clauses (6) and (7) below, any Indebtedness which becomes or is anticipated to become an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

    (6) other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;"

    (7) other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

    (8) the Company shall have delivered to the Trustee an Officer's Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and, except in the case of the lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, the Company shall be released from its obligations under the Indenture.

Reports

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Holder of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ADDITIONAL ASSETS" means:

    (1) any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto;

    (2) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the provisions of the Indenture described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries;"

    (3) the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

    (4) Permitted Business Investments.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means (without duplication), as of the date of determination, the remainder of:

    (1) the sum of:

        (a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from
    (i) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report; and
    (ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from
    (iii) estimated proved oil and gas reserves produced or disposed of since such year-end; and (iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); PROVIDED that, in the case of each of the determinations made pursuant to clauses (i) through
    (iv), such increases and decreases shall be as estimated by the Company's petroleum engineers;

        (b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

        (c) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

        (d) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and
    (ii) the Fair Market Value, as estimated by the Company, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus

    (2) the sum of:

        (a) minority interests;

        (b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

        (c) to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

        (d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

    "AFFILIATE" of any specified Person means any other Person:

    (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; or

    (2) which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person.

For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET SALE" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (collectively, "dispositions," and including dispositions pursuant to any consolidation or merger) by such Person in any single transaction or series of transactions of:

    (1) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Restricted Subsidiaries and Unrestricted Subsidiaries); or

    (2) any other Property of such Person;

    Notwithstanding the preceding, the term "Asset Sale" shall not include:

    (1) the disposition of Permitted Short-Term Investments, inventory, accounts receivable, surplus or obsolete equipment or other Property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment) in the ordinary course of business;

    (2) the abandonment, assignment, lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

    (3) the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business;

    (4) any disposition that constitutes a Restricted Payment made in compliance with the provisions of the Indenture described under "--Certain
Covenants--Limitation on Restricted Payments;"

    (5) when used with respect to the Company, any disposition of all or substantially all of the Property of such Person permitted pursuant to the provisions of the Indenture described under "--Merger, Consolidation and Sale of Substantially All Assets;"

    (6) the disposition of any Property by such Person to the Company or a Wholly Owned Subsidiary;

    (7) the disposition of any asset with a Fair Market Value of less than $2.0 million; or

    (8) any Production Payments and Reserve Sales, PROVIDED that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the Property that is subject thereto.

    "AVERAGE LIFE" means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing:

    (1) the sum of the products of:

    - the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by

    - the amount of each such principal payment, by

    (2) the sum of all such principal payments.

    "BANK CREDIT FACILITIES" means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including pursuant to the Credit Agreement dated as of October 10, 2000, as amended on May 24, 2001, among the Company, the Lenders named therein, Bank of America N.A., as U.S. syndication agent, Citibank N.A., as US documentation agent and The Chase Manhattan Bank, as global administrative agent, and the Credit Agreement dated as of October 10, 2000, as amended on May 24, 2001, among Canadian Forest Oil Ltd., each other subsidiary of Canadian Forest Oil Ltd. that becomes a borrower, the Lenders named therein, The Chase Manhattan Bank of Canada, as Canadian administrative agent, Bank of Montreal, as Canadian syndication agent, and The Chase Manhattan Bank, as global administrative agent) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, together with any extensions, revisions, restatements, refinancings or replacements thereof by a lender or syndicate of lenders; PROVIDED, HOWEVER, that any Indebtedness which otherwise would come within this definition shall not constitute Indebtedness under Bank Credit Facilities to the extent that the Company shall have determined at the time of Incurrence that such Indebtedness was Incurred pursuant to another provision of the covenant referred to under "Limitation on Indebtedness."

    "CANADIAN SUBSIDIARY" means a Subsidiary organized under the laws of Canada or any province thereof.

    "CAPITAL LEASE OBLIGATION" means any obligation which is required to be classified and accounted for as a capital lease obligation in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment date of rent or any other amount due in respect of such obligation.

    "CAPITAL STOCK" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; PROVIDED, HOWEVER, that "Capital Stock" shall not include Redeemable Stock.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of:

    (1) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to

    (2) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; PROVIDED, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; PROVIDED FURTHER that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs.

    In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (a) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (b) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

    "CONSOLIDATED INTEREST EXPENSE" means with respect to any Person for any period, without duplication:

    (1) the sum of:

        (a) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including (i) any amortization of debt discount, (ii) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all accrued interest and (v) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to any Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued during such period;

        (b) Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) and Preferred Stock dividends of such Person's Restricted Subsidiaries if paid to a Person other than such Person or its other Restricted Subsidiaries;

        (c) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

        (d) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and

        (e) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less

    (2) to the extent included in (1) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both (1) and (2) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom, without duplication:

    (1) items classified as extraordinary gains or losses net of taxes (less all fees and expenses relating thereto);

    (2) any gain or loss net of taxes (less all fees and expenses relating thereto), realized on the sale or other disposition of Property, including the Capital Stock of any other Person (but in no event shall this clause (2) apply to any gains or losses on the sale in the ordinary course of business of oil, gas or other hydrocarbons produced or manufactured);

    (3) the net income of any Restricted Subsidiary of such specified person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Restricted Subsidiary to such Person during such period;

    (4) the net income (or loss) of any other Person in which such Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its consolidated Restricted Subsidiaries by such other Person during such period;

    (5) for the purposes of "--Certain Covenants--Limitation on Restricted Payments" only, the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition;

    (6) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

    (7) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates;

    (8) the cumulative effect of a change in accounting principles;

    (9) any write-downs of non-current assets, PROVIDED that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

   (10) any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

   (11) any non-cash gains or losses related to Exchange Rate Contracts and Oil and Gas Hedging Contracts, net of taxes;

   (12) any non-cash gains or losses related to foreign currency exchange, net of taxes; and

   (13) any expenses relating to the Forcenergy Merger, net of taxes.

    "CONSOLIDATED NET WORTH" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

    "DEFAULT" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

    "DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "DOMESTIC RESTRICTED SUBSIDIARY" means a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

    "DOMESTIC SUBSIDIARY" means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

    "EBITDA" means, with respect to any Person for any period, an amount equal to the Consolidated Net Income of such Person for such period, plus:

    (1) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication:

    - income tax expense (but excluding income tax expense relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the gains from which are excluded in the determination of such Consolidated Net Income);

    - Consolidated Interest Expense;

    - depreciation and depletion expense;

    - amortization expense;

    - exploration expense (if applicable); and

    - any other non-cash charges, less

    (2) to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication, income tax recovery (excluding, however, income tax recovery relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the losses from which are excluded in the determination of such Consolidated Net Income).

    "EQUITY OFFERING" means (a) a bona fide underwritten sale to the public of common stock of the Company pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) that is declared effective by the Commission or
(b) a bona fide sale of common stock for cash to The Anschutz Corporation, in either case following the Issue Date.

    "EXCHANGED PROPERTIES" means properties used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

    "EXCHANGE RATE CONTRACT" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person is subject.

    "FAIR MARKET VALUE" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or property transferred or received by any Person, the fair market value of such consideration or other property as determined by

    (1) any officer of the Company if such fair market value is less than $25 million; and

    (2) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $25 million.

    "FORCENERGY MERGER" means the transactions contemplated by the Agreement and Plan of Merger, dated as of July 10, 2000, among the Company, Forest Acquisition I Corporation, a Delaware corporation, and Forcenergy Inc, a Delaware corporation.

    "GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture, unless stated otherwise.

    "GOVERNMENT OBLIGATIONS" means securities that are:

    (1) direct obligations of the United States of America or Canada for the timely payment of which the full faith and credit of the United States of America or Canada is pledged; or

    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or Canada, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or Canada which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal of or interest on the Government Obligation evidenced by such depository receipt.

    "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any Lien on the assets of such Person securing obligations to pay Indebtedness of the primary obligor and any obligation of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness;

    (2) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

    (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

    Notwithstanding the preceding, a Guarantee by any Person shall not include:

    (1) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; or

    (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (2) of the definition of Permitted Investments.

    "HOLDER" means the Person in whose name a Note is registered on the Securities Register.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary held by another Restricted Subsidiary shall be deemed to be Incurred by the issuer of such Indebtedness in the event the Restricted Subsidiary holding such Indebtedness ceases to be a Restricted Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Restricted Subsidiary. For purposes of this definition, any non-interest bearing or other Indebtedness shall be deemed to have been Incurred (in an amount equal to its aggregate principal amount at its Stated Maturity) only on the date of original issue thereof.

    "INDEBTEDNESS" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

    (1) any obligation of such Person for borrowed money;

    (2) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including any such obligations Incurred in connection with the acquisition of Property, assets or businesses;

    (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

    (4) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (other than Trade Accounts Payable);

    (5) any Capital Lease Obligation of such Person;

    (6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination;

    (7) any payment obligation of such Person under Exchange Rate Contracts, Interest Rate Protection Agreements, Oil and Gas Hedging Contracts or under any similar agreements or instruments;

    (8) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; and

    (9) any obligation of the type referred to in clauses (1) through (8) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

    Notwithstanding the preceding, Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

    "INTEREST RATE PROTECTION AGREEMENT" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person is subject.

    "INVESTMENT" means, with respect to any Person:

    (1) any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person; or

    (2) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business).

    Notwithstanding the preceding, Investments shall not include:

        (a) in the case of clause (1) as used in the definition of "Restricted Payments" only, any such amount paid through the issuance of Capital Stock of the Company; and

        (b) in the case of clause (1) or (2), extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

    "INVESTMENT GRADE RATING" means BBB- or above, in the case of S&P (or its equivalent under any successor rating categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor rating categories of Moody's) and the equivalent in respect of the rating categories of any Rating Agencies substituted for S&P or Moody's.

    "ISSUE DATE" means June 21, 2001.

    "LIEN" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the provisions of the Indenture described under "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

    "LIQUID SECURITIES" means securities:

     (1) of an issuer that is not an Affiliate of the Company;

     (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange or the Nasdaq National Market; and

     (3) as to which the Company or the Restricted Subsidiary holding such securities is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held.

Notwithstanding the preceding, securities meeting the requirements of clauses
(1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

    - the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments; and

    - 180 days following the date of receipt of such securities.

    If such securities are not sold or exchanged for cash or Permitted Short-Term Investments within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET AVAILABLE CASH" from an Asset Sale means cash proceeds received therefrom including:

     (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received; and

     (2) the Fair Market Value of Liquid Securities and Permitted Short-Term Investments, and excluding:

        (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale; and

        (b) except to the extent subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments within 240 days after such Asset Sale, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of:

     (1) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale;

     (2) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, PROVIDED that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

     (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

    Notwithstanding the preceding, if any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or any Restricted Subsidiary from escrow.

    "NET WORKING CAPITAL" means:

     (1) all current assets of the Company and its Restricted Subsidiaries; less

     (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

    "NON-RECOURSE PURCHASE MONEY INDEBTEDNESS" means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which:

     (1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary:

    - is directly or indirectly liable for such Indebtedness; or

    - provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

     (2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

    "OFFICERS' CERTIFICATE" means a certificate signed by:

     (1) the President or the Chief Executive Officer; and

     (2) the Chief Financial Officer, the Chief Accounting Officer or the Treasurer, of the Company and delivered to the Trustee, which shall comply with the Indenture.

    "OIL AND GAS BUSINESS" means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

    "OIL AND GAS HEDGING CONTRACT" means, with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

    "OIL AND GAS LIENS" means:

     (1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

     (2) Liens on an oil or gas producing property to secure obligations Incurred or guarantees of obligations Incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

     (3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; PROVIDED, HOWEVER, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

     (4) Liens arising in connection with Production Payments and Reserve Sales; and

     (5) Liens on pipelines or pipeline facilities that arise by operation of law.

    "PARI PASSU INDEBTEDNESS" means any Indebtedness of the Company or a Subsidiary Guarantor that is PARI PASSU in right of payment to the Notes or a Subsidiary Guarantee, as applicable.

    "PARI PASSU OFFER" means an offer by the Company or a Subsidiary Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

    "PERMITTED BUSINESS INVESTMENTS" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

     (1) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems; and

     (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farmin agreements, farmout agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties, excluding however, Investments in corporations other than Restricted Subsidiaries.

    "PERMITTED HEDGING AGREEMENTS" means:

     (1) Exchange Rate Contracts and Oil and Gas Hedging Contracts; and

     (2) Interest Rate Protection Agreements but only to the extent that the stated aggregate notional amount thereunder does not exceed 100% of the aggregate principal amount of Indebtedness of the Company or a Restricted Subsidiary covered by such Interest Rate Protection Agreements at the time such agreements were entered into.

    "PERMITTED INVESTMENTS" means any and all of the following:

     (1) Permitted Short-Term Investments;

     (2) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

     (3) Investments by any Restricted Subsidiary in the Company;

     (4) Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary;

     (5) Investments by the Company or any Restricted Subsidiary in (a) any Person that will, upon the making of such Investment, become a Restricted Subsidiary or (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

     (6) Investments in the form of securities received from Asset Sales, PROVIDED that such Asset Sales are made in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales;"

     (7) Investments in negotiable instruments held for collection; lease, utility and other similar deposits; and stock, obligations or other securities received in settlement of debts (including under any bankruptcy or other similar proceeding) owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary;

     (8) relocation allowances for, and advances and loans to, officers, directors, and employees of the Company or any of its Restricted Subsidiaries; PROVIDED such items do not exceed in the aggregate $10.0 million at any one time outstanding;

     (9) Investments intended to promote the Company's strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed 10% of the Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such Investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon the return of capital thereof);

    (10) Investments made for the purpose of acquiring gas marketing contracts in an aggregate amount not to exceed $25.0 million at any one time outstanding;

    (11) Investments made pursuant to Permitted Hedging Agreements of the Company and the Restricted Subsidiaries; and

    (12) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (1) through (11) above).

    "PERMITTED LIENS" means any and all of the following:

     (1) Liens existing as of the Issue Date; PROVIDED, HOWEVER, that in the event all the conditions described above under "Certain Covenants--Covenant Termination" shall have been satisfied and the Company and its Restricted Subsidiaries shall no longer be subject to the provisions of the Indenture terminated in accordance with such provision, Liens securing Indebtedness under the Bank Credit Facilities shall no longer be deemed to be Permitted Liens by reason of this clause (1);

     (2) Liens securing the Notes, any Subsidiary Guarantees and other obligations arising under the Indenture;

     (3) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), PROVIDED that such Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

     (4) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), PROVIDED that such Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

     (5) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their Property (including:

        (a) easements, rights of way and similar encumbrances;

        (b) rights or title of lessors under leases (other than Capital Lease Obligations);

        (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks;

        (d) Liens imposed by law, including Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens;

        (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice; and

        (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property (other than Trade Accounts Payable));

     (6) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

     (7) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $25.0 million;

     (8) Liens securing Permitted Hedging Agreements of the Company and its Restricted Subsidiaries;

     (9) Liens securing purchase money Indebtedness or Capital Lease Obligations, PROVIDED that such Liens attach only to the Property acquired with the proceeds of such purchase money Indebtedness or the Property which is the subject of such Capital Lease Obligations;

    (10) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), PROVIDED that (a) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness and (b) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

    (11) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any Restricted Subsidiary so long as such deposit of funds is permitted by the provisions of the Indenture described under "--Limitation on Restricted Payments;"

    (12) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

    (13) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (9) and (10) above; PROVIDED, HOWEVER, that (a) such new Lien shall be limited to all or part of the same Property (including future improvements thereon and accessions thereto) subject to the original Lien and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

    (14) Liens in favor of the Company or a Restricted Subsidiary; and

    (15) Liens not otherwise permitted by clauses (1) through (14) above incurred in the ordinary course of business of the Company and its Restricted Subsidiaries and encumbering Property having an aggregate Fair Market Value not in excess of $10.0 million at any one time.

    Notwithstanding anything in this definition to the contrary, the term "Permitted Liens" shall not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments and Reserve Sales other than:

     (1) any such Liens existing as of the Issue Date;

     (2) Production Payments and Reserves Sales in connection with the acquisition of any Property after the Issue Date, PROVIDED that any such Lien created in connection therewith is created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, such Property;

     (3) Production Payments and Reserve Sales, other than those described in clauses (1) and (2) of this sentence, to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the provisions of the Indenture described under "--Limitation on Asset Sales;" and

     (4) incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company and any Restricted Subsidiary.

Notwithstanding the preceding, in the case of the immediately foregoing clauses
(1), (2), (3) and (4), any Lien created in connection with any such Production Payments and Reserve Sales shall be limited to the Property that is the subject of such Production Payments and Reserve Sales.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness ("new Indebtedness") Incurred in exchange for, or proceeds of which are used to refinance, other Indebtedness ("old Indebtedness"); PROVIDED, HOWEVER, that:

     (1) such new Indebtedness is in an aggregate principal amount not in excess of the sum of:

    - the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination); and

    - an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

     (2) such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness;

     (3) such new Indebtedness has an Average Life at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life of the old Indebtedness at such time;

     (4) such new Indebtedness is subordinated in right of payment to the Notes (or, if applicable, the relevant Subsidiary Guarantee) to at least the same extent, if any, as the old Indebtedness;

     (5) if such old Indebtedness is Non-recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-recourse Purchase Money Indebtedness, such new Indebtedness satisfies clauses (1) and (2) of the definition of "Non-recourse Purchase Money Indebtedness;" and

     (6) such new Indebtedness is not incurred by a Restricted Subsidiary which thereafter will not be a Subsidiary Guarantor to refinance old Indebtedness of the Company or a Subsidiary Guarantor.

    "PERMITTED SHORT-TERM INVESTMENTS" means:

     (1) Investments in Government Obligations maturing within one year of the date of acquisition thereof;

     (2) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, that is a member of the Federal Reserve System or comparable Canadian system and has capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term Indebtedness is rated "A" (or such similar equivalent rating), or higher, according to Moody's or Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc.;

     (3) Investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, PROVIDED that (a) all such deposits have been made in such accounts in the ordinary course of business and (b) such deposits do not at any one time exceed $20.0 million in the aggregate;

     (4) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) entered into with a bank meeting the qualifications described in clause (2);

     (5) Investments in commercial paper or notes, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, with a short-term rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P or "R-1" (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer) or a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

     (6) Investments in any money market mutual fund having assets in excess of $250.0 million all of which consist of other obligations of the types described in clauses (1), (2), (4) and (5) hereof; and

     (7) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-1" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer).

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; PROVIDED, HOWEVER that "Preferred Stock" shall not include Redeemable Stock.

    "PRINCIPAL" of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus any premium on such Indebtedness.

    "PRODUCTION PAYMENTS AND RESERVE SALES" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

    "RATING AGENCIES" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the cases may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

    "REDEEMABLE STOCK" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; PROVIDED, HOWEVER, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

    "RESTRICTED PAYMENT" means:

     (1) a dividend or other distribution declared or paid on the Capital Stock or Redeemable Stock of the Company or to the Company's shareholders (other than dividends, distributions or payments made solely in Capital Stock of the Company or in options, warrants or other rights to purchase or acquire Capital Stock), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) on the Capital Stock or Redeemable Stock of any Restricted Subsidiary;

     (2) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock, or any options, warrants or other rights to acquire Capital Stock or Redeemable Stock, of the Company or of a Restricted Subsidiary;

     (3) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, legally defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, any Subordinated Indebtedness, PROVIDED that this clause (3) shall not include any such payment with respect to (a) any such Subordinated Indebtedness to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales" and to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued or (b) the purchase, repurchase or other acquisition of any such Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, in each case due within one year of the date of acquisition; or

     (4) an Investment (other than a Permitted Investment) by the Company or a Restricted Subsidiary in any Person.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary pursuant to the provision of the Indenture described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

    "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

    "SENIOR INDEBTEDNESS OF THE COMPANY" means the obligations of the Company with respect to Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, Incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

    Notwithstanding the preceding, Senior Indebtedness of the Company shall not include:

     (1) Indebtedness of the Company to a Subsidiary of the Company;

     (2) amounts owed for goods, materials or services purchased in the ordinary course of business;

     (3) Indebtedness Incurred in violation of the Indenture;

     (4) amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company;

     (5) any liability for federal, state, local or other taxes owed or owing by the Company;

     (6) any Indebtedness of the Company that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company;

     (7) Subordinated Indebtedness of the Company;

     (8) Indebtedness of the Company that is represented by Redeemable Stock;
and

     (9) in-kind obligations relating to net oil and gas balancing positions.

    "SENIOR INDEBTEDNESS OF ANY SUBSIDIARY GUARANTOR" has a correlative meaning.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "STATED MATURITY," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated or junior in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

    "SUBSIDIARY" of a Person means:

    (1) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by:

        (a) the first Person;

        (b) the first Person and one or more of its Subsidiaries; or

        (c)  one or more of the first Person's Subsidiaries; or

    (2) another Person which is not a corporation (x) at least 50% of the ownership interest of which and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (a), (b) or (c) above.

    "SUBSIDIARY GUARANTOR" means, unless released from its Subsidiary Guarantee as permitted by the Indenture, any Restricted Subsidiary that becomes a Guarantor of the Notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture.

    "SUBSIDIARY GUARANTEE" means an unconditional, unsecured senior subordinated Guarantee of the Notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

    "TRADE ACCOUNTS PAYABLE" means accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) each Subsidiary of the Company that the Company has designated pursuant to the provision of the Indenture described under "--Certain
Covenants--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    "VOLUMETRIC PRODUCTION PAYMENTS" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "VOTING STOCK" of any Person means Capital Stock of any Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "WHOLLY OWNED SUBSIDIARY" means, at any time, a Restricted Subsidiary of the Company all the Voting Stock of which (other than directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Defeasance and Covenant Defeasance

    The Company and the Subsidiary Guarantors will, at the election of the Company at any time, be discharged from all their obligations with respect to the Notes ("Legal Defeasance") except for obligations:

    (1) to exchange or register the transfer of Notes;

    (2) to replace stolen, lost or mutilated Notes;

    (3) to maintain paying agencies; and

    (4) to hold moneys for payment in trust.

    In addition, the Company may omit to comply with certain covenants, including those described under "--Repurchase at the Option of Holders Upon a Change of Control," "--Certain Covenants" and in clauses (6) and (7) under the first paragraph of "--Merger, Consolidation and Sale of Substantially All Assets"("Covenant Defeasance") and the occurrence of the Events of Default described below in clauses (3) and (4) (with respect to such covenants) and clauses (5), (6), (7) (with respect to Significant Subsidiaries) and (8)), under "--Events of Default and Notice" will be deemed not to be or result in an Event of Default.

    Such Legal Defeasance or Covenant Defeasance may occur only if, among other things, the Company:

    (1) deposits in trust for the benefit of the Holders of the Notes money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, interest and any premium in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the Notes;

    (2) in the case of Legal Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

        (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or since the date of Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and

        (b) the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder;

    (3) in the case of Covenant Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

        (a) Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and

        (b) that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder.

    If the Company were to exercise this option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but might not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

    If the Company exercises either of the options described above, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

Events of Default and Notice

    The following are summaries of Events of Default under the Indenture with respect to the Notes:

    (1) failure to pay any interest on the Notes when due, continued for 30 days;

    (2) failure to pay principal or any premium on the Notes when due;

    (3) failure to comply with the provisions of the Indenture described under "Merger, Consolidation and Sale of Substantially All Assets;"

    (4) failure to perform any other covenant of the Company or any Subsidiary Guarantor in the Indenture, continued for 60 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

    (5) a default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money (other than Non-recourse Purchase Money Indebtedness) which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $10.0 million if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

    (6) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $10.0 million and such judgment or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

    (7) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

    (8) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

    If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (7) above occurs, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

    No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

    (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

    (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

    (3) the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

    However, such limitations do not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

Modification of the Indenture; Waiver

    Modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee without the consent of any Holders of Notes in certain limited circumstances, including:

    (1) to cure any ambiguity, omission, defect or inconsistency;

    (2) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole and certain other events specified in the provisions of the Indenture described under "--Merger, Consolidation and Sale of Substantially All Assets;"

    (3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

    (4) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act;

    (5) to make any change that does not adversely affect the rights of any Holder of Notes in any material respect;

    (6) to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture; and

    (7) to make certain other modifications and amendments as set forth in the Indenture.

    The Company, the Subsidiary Guarantors and the Trustee may, with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of outstanding Notes, among other things:

    (1) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

    (2) reduce the rate of or change the time for payment of interest on any Notes;

    (3) change the currency in which any amount due in respect of the Notes is payable;

    (4) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption or repurchase provisions with respect thereto;

    (5) reduce the relative ranking of any Notes;

    (6) release any security that may have been granted to the Trustee in respect of the Notes;

    (7) at any time after a Change of Control or an Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer;

    (8) cause the Company or any Subsidiary Guarantor to be required to make any deduction or withholding from payments made under or with respect to the Notes; or

    (9) make certain other significant amendments or modifications as specified in the Indenture.

    The Holders of at least a majority in principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of at least a majority in principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holders of each outstanding Note.

Notices

    Notices to Holders of the Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Governing Law

    The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

    The notes will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

    Notes that are issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of notes in definitive form, such notes will, unless the global securities have previously been exchanged for notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of notes being transferred.

    The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. The Company takes no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

    DTC has advised us that it is:

    - a limited purpose trust company organized under the laws of the State of New York;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

    - a "clearing agency" registered under Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

    We expect that pursuant to procedures established by DTC:

    - upon the issuance and deposit of the global securities, DTC will credit, on its book-entry registrations and transfer system, the aggregate principal amount of notes represented by such global securities to the accounts of participants in DTC designated by the underwriter with an interest in the global securities; and

    - ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

    - will not be entitled to have notes represented by the global note registered in their names;

    - will not receive or be entitled to receive physical delivery of certificated notes; and

    - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

    Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

    Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, the Company and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither the Company nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither the Company nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

    If:

    - DTC notifies the Company that DTC is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

    - the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture; or

    - upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

    Neither the Company nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement dated October 11, 2001, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter                                                   Principal Amount of Notes
-----------                                                   -------------------------
J.P. Morgan Securities Inc..................................         $65,000,000
                                                                     -----------
  Total.....................................................         $65,000,000
                                                                     ===========

    Under the terms and conditions of the underwriting agreement, if the underwriter takes any of the notes, then the underwriter is obligated to take and pay for all of the notes.

    The notes will not have an established trading market and will not be listed on any national securities exchange. The underwriter has advised us that it intends to make a market in the notes, but it has no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the notes.

    The underwriter initially proposes to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of .375% of the principal amount of the notes. The underwriter may allow, and any such dealer may reallow, a concession not in excess of .20% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriter may from time to time vary the offering price and other selling terms.

    We have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make respect of any such liabilities.

    The underwriter will represent and agree that: (i) it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom with the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the notes if that person is of the kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended or is a person to whom the document may otherwise lawfully be issued or passed on.

    In connection with the offering of the notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

    The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may, in certain jurisdictions, be restricted by law. We and the underwriter require from the persons who receive this prospectus supplement and the accompanying prospectus to inform themselves of and observe all those restrictions. Neither we nor the underwriter accepts any legal responsibility for any violation by any person.

    The underwriter and its affiliates have performed and expect to perform in the future various financial advisory, investment banking and commercial banking services for us and our affiliates. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank, which is global administrative agent and a lender to us under our U.S. credit facility and global administrative agent under our Canadian credit facility; it is an affiliate of The Chase Manhattan Bank of Canada, which is Canadian administrative agent under our Canadian credit facility; and it is an affiliate of The Chase Manhattan Bank, Toronto Branch, which is a lender to us under our Canadian credit facility.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the "Code") and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, or persons that have a "functional currency" other than the U.S. dollar. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor. This summary discusses the tax considerations applicable only to those purchasers who purchase the notes in the initial offering at their "issue price" and does not discuss the tax considerations applicable to other purchasers of the notes. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

    As used in this tax discussion, a "United States Holder" means the beneficial owner of a note that for United States federal income tax purposes is:

    (1) a citizen or resident of the United States,

    (2) treated as a domestic corporation,

    (3) an estate the income of which is subject to United States federal income taxation regardless of its source or

    (4) a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

PRE-ISSUANCE ACCRUED INTEREST

    A portion of the purchase price of the notes is attributable to the amount of interest accrued prior to the issue date of the notes. Consequently, the notes should be treated as having been sold for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first stated interest payment equal to any excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes.

PAYMENT OF INTEREST

    Interest on a note generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange or redemption of a note, you generally will recognize capital gain or loss equal to the difference between:

    (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which, except as described above, is taxable as ordinary income) and

    (2) your adjusted tax basis in the note.

    Your adjusted tax basis in a note generally will equal the amount you paid for the note, less any principal payments received by you. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a backup withholding tax also may apply to these payments. If you are such a United States Holder, you generally will be subject to backup withholding unless you provide to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or you otherwise establish an exemption.

    Any amounts withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

    As used in this tax discussion, a non-United States Holder means any beneficial owner of a note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

    Generally, payments of interest on a note will qualify for the "portfolio interest" exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by you and provided that you:

    (1) do not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

    (2) are not, for United States federal income tax purposes, a controlled foreign corporation related to us through stock ownership,

    (3) are not a bank receiving interest on a loan entered into in the ordinary course of your business within the meaning of Section 881(c)(3)(A) of the Code, and

    (4) you appropriately certify as to your foreign status.

    You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

    Except to the extent that an applicable treaty otherwise provides, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to us or our agent.

    Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless:

    (1) the gain is effectively connected with your conduct of a United States trade or business,

    (2) you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met or

    (3) you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

    A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge that the holder is a United States person.

    Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations). However, if the broker:

    (1) is a United States person,

    (2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

    (3) is a controlled foreign corporation as to the United States, or

    (4) is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    Payment of the proceeds of any sale of a note to or through the United States office of a foreign or U.S. broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

    Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules generally will be allowed as a credit against the non-United States Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

    THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

    Certain legal matters relating to the offering will be passed upon for us by Vinson & Elkins L.L.P. Certain legal matters relating to the offering will be passed upon for the underwriter by Simpson Thacher & Bartlett.

                                    EXPERTS

    The consolidated financial statements of Forest Oil Corporation as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

    We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the underwriter has sold all of the notes.

    - Annual Report on Form 10-K, as amended by the Form 10-K/A, for the year ended December 31, 2000;

    - Proxy Statement dated March 29, 2001 for our 2001 Annual Meeting of Stockholders;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    - Current Report on Form 8-K dated July 12, 2001 (press release announcing resignation of President and Chief Operating Officer); and

    - Current Report on Form 8-K dated March 15, 2001 (summarized financial information of Forest for the month ended January 31, 2001 reflecting the results of the combined company after the Forcenergy merger).

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

    You may request a copy of any of the documents summarized in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus, at no cost, by writing or telephoning us at the following address and phone number:

       Mr. Donald H. Stevens
       Vice President--Capital Markets & Treasurer
       Forest Oil Corporation
       1600 Broadway
       Suite 2200
       Denver, Colorado 80202
       (303) 812-1400

PROSPECTUS

                             Forest Oil Corporation
                                 1600 Broadway,
                                   Suite 2200
                             Denver, Colorado 80202
                                 (303) 812-1400

                                Debt Securities

                                Preferred Stock

                                  Common Stock

                              Securities Warrants

              ---------------------------------------------------

    We may offer and sell the securities listed above with an aggregate offering price up to $500 million in connection with this prospectus. We will provide specific terms of these offerings and securities in supplements to this prospectus.

    You should read this prospectus and any supplement to this prospectus carefully before you invest.

      -------------------------------------------------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 20, 2000.

                               TABLE OF CONTENTS

                                                                Page
                                                              --------
ABOUT THIS PROSPECTUS.......................................      2
WHERE YOU CAN FIND MORE INFORMATION.........................      2
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.......      4
THE COMPANY.................................................      5
USE OF PROCEEDS.............................................      5
RATIO OF EARNINGS TO FIXED CHARGES..........................      5
DESCRIPTION OF DEBT SECURITIES..............................      5
DESCRIPTION OF CAPITAL STOCK................................     11
DESCRIPTION OF SECURITIES WARRANTS..........................     15
PLAN OF DISTRIBUTION........................................     16
LEGAL MATTERS...............................................     17
EXPERTS.....................................................     17

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

    Our common stock is listed on the New York Stock Exchange under the symbol "FST." Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

    The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

    - our Annual Report on Form 10-K for the year ended December 31, 1999;

    - our Current Report on Form 8-K, filed on February 22, 2000;

    - the description of our common stock contained in our Form 8-A filed on October 20, 1997.

    You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

       Forest Oil Corporation
       Attention: Corporate Secretary
       1600 Broadway
       Suite 2200
       Denver, Colorado 80202
       (303) 812-1400

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things:

    - budgeted capital expenditures;

    - increases in oil and gas production;

    - our outlook on oil and gas prices;

    - estimates of our oil and gas reserves;

    - our future financial condition or results of operations; and

    - our business strategy and other plans and objectives for future operations.

    Although we believe that the expectations reflected in such forward-looking statements are reasonable, any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Certain risks and uncertainties could cause our actual results to differ materially from anticipated results contained in any forward-looking statements. Prices for oil and natural gas fluctuate widely. Numerous uncertainties are inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures. Many of these uncertainties are beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by geological engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Other factors include:

    - drilling results;

    - oil and gas prices;

    - industry conditions;

    - the prices of goods and services;

    - the availability of drilling rigs and other support services; and

    - the availability of capital resources.

    The information contained in this prospectus, and the documents incorporated by reference into this prospectus, identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

    All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

                                  THE COMPANY

    Forest Oil Corporation is an independent oil and gas company. We are engaged in the acquisition, exploration, development, production and marketing of natural gas and liquids. Forest was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. The Anschutz Corporation, a private Denver-based corporation currently owns approximately 37% of our common stock. Forest's principal reserves and producing properties are located in North America. In the United States, we have business units operating in three areas: offshore Gulf of Mexico, onshore Gulf of Mexico, and the Western United States. Our fourth business unit is in Canada, where our oil and gas operations are conducted by our wholly owned subsidiary, Canadian Forest Oil Ltd. Our fifth business unit consists of interests in various other countries, including Thailand, South Africa, Italy, Switzerland and Tunisia; activity in these areas has, to date, been exploratory in nature and is conducted by our wholly owned subsidiary, Forest Oil International.

    Our principal executive offices are located at 1600 Broadway, Suite 2200, Denver Colorado, 80202, and our telephone number at our offices is
(303) 812-1400.

                                USE OF PROCEEDS

    Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

    A description of our company's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    Any debt securities issued using this prospectus ("Debt Securities") will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities").

    The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between our company and a U.S. banking institution (a "Trustee"). The Trustee for each series of Debt Securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

    The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

    We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

General

    The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the applicable Indenture.

    The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt ("Senior Debt"). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "--Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities.

    A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms related to the offering, including the price or prices at which the Debt Securities to be offered will be issued. These terms will include some or all of the following:

    - the title of the Debt Securities;

    - whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    - the total principal amount of the Debt Securities;

    - the dates on which the principal of the Debt Securities will be payable;

    - the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

    - the places where payments on the Debt Securities will be payable;

    - any terms upon which the Debt Securities may be redeemed at our option;

    - any sinking fund or other provisions that would obligate our company to repurchase or otherwise redeem the Debt Securities;

    - whether the Debt Securities are defeasible;

    - any addition to or change in the Events of Default;

    - if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

    - any addition to or change in the covenants in the applicable Indenture;
      and

    - any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

    The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

    If so provided in the applicable prospectus supplement, we may issue the Debt Securities at a discount below their principal amount and pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

Senior Debt Securities

    The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

    Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including any Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series, including:

    - the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

    - the applicability and effect of such provisions in the event of specified defaults with respect to Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

    - the definition of Senior Debt applicable to the Subordinated Debt Securities of that series.

    The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default under the Subordinated Debt Securities.

Conversion Rights

    The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Form, Exchange and Transfer

    The Debt Securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof. (Section 302)

    Subject to the terms of the applicable Indenture and the limitations applicable to global securities, Debt Securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by our company for such purpose, without the payment of any service charge except for any tax or governmental charge. (Sections 305 and 1002)

Global Securities

    The Debt Securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with a depositary identified in the applicable prospectus supplement.

    No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

    - the depositary is unwilling or unable to continue as depositary;

    - an Event of Default has occurred and is continuing; or

    - as otherwise provided in a prospectus supplement.

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

Payment

    Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any interest payment date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

    Unless otherwise indicated in the applicable prospectus supplement, principal interest and any premium on the Debt Securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indenture or any prospectus supplement. (Sections 1002 and
1003)

Consolidation, Merger and Sale of Assets

    We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:

    - the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

    - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

    - any other conditions specified in the applicable prospectus supplement are met. (Section 801)

Events of Default

    Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default ("Event of Default") under the
Indentures:

    - failure to pay principal or premium on any Debt Security of that series when due;

    - failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

    - failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

    - failure to perform any other covenant or the breach of any warranty in the Indenture for 90 days after being given written notice;

    - certain events of bankruptcy, insolvency or reorganization affecting us;
      and

    - any other Event of Default included in the applicable Indenture or supplemental indenture. (Section 501)

    If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities, as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can rescind the acceleration. (Section 502)

    Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders, unless the holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

    The holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture, unless:

    - the holder has given written notice to the Trustee of an Event of Default;

    - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

    - the Trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

    Such limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

    We will be required to furnish to each Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Modification and Waiver

    Under each Indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt

Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Defeasance and Covenant Defeasance

    If, and to the extent, indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures, relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

    DEFEASANCE AND DISCHARGE. The Indentures provide that, upon the exercise of our option (if any), we will be discharged from all our obligations with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

    DEFEASANCE OF CERTAIN COVENANTS. The Indentures provide that, upon the exercise of our option (if any), we may omit to comply with certain restrictive covenants described in an applicable prospectus supplement, the occurrence of certain Events of Default as described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such Debt Securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement. (Sections 1303 and 1304)

Notices

    Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and
106)

Title

    We, the Trustees and any agent of ours or a Trustee may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

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                          DESCRIPTION OF CAPITAL STOCK

    Pursuant to our restated certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 1999, we had 53,809,159 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

    Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "FST". Any additional common stock we issue will also be listed on the NYSE.

    All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

    Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have preemptive or cumulative voting rights.

    Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common shareholders do not have any preemptive, subscription, redemption or conversion rights.

    We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Preferred Stock

    The following summary describes certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

    - the series, the number of shares offered and the liquidation value of the preferred stock;

    - the price at which the preferred stock will be issued;

    - the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

    - the liquidation preference of the preferred stock;

    - the voting rights of the preferred stock;

    - whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

    - whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

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    - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

    Our restated certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our shareholders. The board can also determine the number of shares of each series. Subject to the provisions of our restated certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:

    - voting powers;

    - designations;

    - preferences;

    - dividend rights;

    - dividend rates;

    - terms of redemption;

    - redemption process;

    - conversion rights; and

    - any other terms permitted to be established by our certificate of incorporation and by applicable law.

    In some cases, the issuance of preferred stock could delay a change in control of the company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

    Certain provisions in our restated certificate of incorporation, by-laws, shareholders' rights plan and the New York Business Corporation Law ("NYBCL") may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

    BLANK CHECK PREFERRED STOCK. Our restated certificate of incorporation authorizes the issuance of blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes.

    SHAREHOLDERS' RIGHTS AGREEMENT. Our board of directors has adopted a shareholders' rights plan. Under the rights plan, each share of common stock includes a preferred stock purchase right (the Rights). Each right entitles the registered holder under the circumstances described below to purchase from our company one one-hundredth of a share of our First Series Junior Preferred Stock, par value $0.01 per share (the "preferred shares"), at a price of $30 per one one-hundredth of a preferred share,

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subject to adjustment. The following is a summary of certain terms of the rights agreement. The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part, and this summary is qualified by reference to the specific terms of the rights agreement.

    Until the distribution date, the rights attach to all common stock certificates representing outstanding shares. No separate right certificate will be distributed. A right is issued for each share of common stock issued. The rights will separate from the common stock and a distribution date will occur upon the earlier of

    - 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding common stock; or

    - 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

    Until the distribution date or the earlier of redemption or expiration of the rights, the rights will be evidenced by the certificates representing the common stock with a copy of a summary of such rights attached thereto. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificates alone will thereafter evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on October 29, 2003, unless the expiration date is extended or the rights are earlier redeemed or exchanged.

    If a person or group acquires 20% or more of our voting stock, each right then outstanding, other than rights beneficially owned by the acquiring persons, which would become null and void, becomes a right to buy that number of shares of common stock, or under certain circumstances, the equivalent number of one one-hundredths of a preferred share, that at the time of such acquisition has a market value of two times the purchase price of the right.

    If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction has a market value of two times the exercise price of the right.

    The dividend and liquidation rights, and the non-redemption feature, of the preferred shares are designed so that the value of one one-hundredth of a preferred share purchasable upon exercise of each right will approximate the value of one share of common stock. The preferred shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole preferred share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of
(a) $1.00 in cash, or (b) 100 times the aggregate per share dividend declared on the common stock. In the event of liquidation, the holders of preferred shares will be entitled to receive a preferential liquidation payment per whole share equal to the greater of (a) $100 per share, or (b) 100 times the aggregate amount to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole preferred share will be entitled to 100 times the amount received per share of common stock. Each whole

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preferred share will be entitled to 100 votes on all matters submitted to a vote of our shareholders', and preferred shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our shareholders'.

    The purchase price and the number of one one-hundredths of a preferred share or other securities or property issuable upon exercise of the rights may be adjusted from time to time to prevent dilution.

    At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our outstanding voting stock and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting stock, our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such person or group, which would become null and void, at an exchange ratio of one share of common stock, or one one-hundredth of a preferred share, for each two shares of common stock for which each right is then exercisable, subject to adjustment.

    At any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding common stock, our board of directors may redeem all, but not less than all, the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    BUSINESS COMBINATIONS UNDER NEW YORK LAW. We are a New York corporation and are subject to the New York Business Corporation Law ("NYBCL"). The business combination provisions of Section 912 of the NYBCL could prohibit or delay mergers or other takeovers or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company. In general such provisions prohibit an interested shareholder (i.e., a person who owns 20% or more of our outstanding voting stock) from engaging in various business combination transactions with our company, unless (a) the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, was approved by the board of directors prior to the interested shareholder's stock acquisition date, (b) the business combination transaction was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date, or (c) if the business combination transaction takes place no earlier than five years after the interested shareholder's stock acquisition date, the price paid to all the shareholders under such transaction meets statutory criteria.

    A business combination is defined by Section 912 of the NYBCL as including various transactions between the corporation and an interested shareholder, including mergers, consolidations, transfers of assets (whether by sale, lease, exchange, mortgage, pledge, transfer or otherwise), certain share issuances, liquidation or dissolution, certain reclassifications of securities and other transactions resulting in financial benefit to a shareholder.

    A business combination transaction with The Anschutz Corporation is not prohibited by Section 912 of the NYBCL because the transaction in which The Anschutz Corporation became the holder of more than 20% of Forest's common stock was approved by the board of directors.

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Transfer Agent and Registrar

    Our transfer agent and registrar for the common stock in the United States is ChaseMellon Shareholder Services L.L.C.

                       DESCRIPTION OF SECURITIES WARRANTS

    We may issue securities warrants for the purchase of debt securities, preferred stock, common stock or other securities. Securities warrants may be issued independently or together with debt securities, preferred stock, or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as an agent of our company in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

    The following summary of certain provisions of the securities warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the securities warrant agreements.

    Reference is made to the prospectus supplement relating to the particular issue of securities warrants offered thereby for the terms of and information relating to such securities warrants, including, where applicable:

    - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

    - the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

    - the number of shares and series of preferred stock purchasable upon the exercise of securities warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

    - the designation and number of units of other securities purchasable upon the exercise of securities warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

    - the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

    - United States federal income tax consequences applicable to such securities warrants;

    - the amount of securities warrants outstanding as of the most recent practicable date; and

    - any other terms of such securities warrants.

Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

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    Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in the prospectus supplement relating to such securities warrants.

    Prior to the exercise of any securities warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such securities warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - through underwriters or dealers;

    - through agents; or

    - directly to one or more purchasers, including existing shareholders in a rights offering.

By Underwriters

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in the prospectus supplement the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

    Offered securities may also be sold through agents designated by us. Unless indicated in the prospectus supplement, any such agent is acting on a best efforts basis to solicit purchases for the period of its appointment.

Direct Sales; Rights Offerings

    Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights which may be issued to our shareholders.

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Delayed Delivery Arrangements

    We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

    Underwriters, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from our company and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, our company or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

    Our legal counsel, Vinson & Elkins L.L.P., New York, New York, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    The consolidated financial statements of Forest Oil Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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